SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BREEZE-EASTERN CORPORATION

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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July 29, 2015

Dear Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Breeze-Eastern Corporation on Wednesday, September 16, 2015, at 10:00 a.m., local time, at its principal executive offices located at 35 Melanie Lane, Whippany, New Jersey 07981.

The Notice of Annual Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting.

It is important that your shares be represented at this meeting. Whether or not you plan to attend the meeting, we hope that you will have your stock represented by signing, dating and returning your proxy in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy.

Our Board of Directors and management look forward to seeing you at the meeting. Thank you for your continued support.

Sincerely yours,

BRAD PEDERSEN

Chief Executive Officer

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held September 16, 2015

To Our Stockholders:

The Annual Meeting of Stockholders (the “Meeting”) of Breeze-Eastern Corporation (the “Company”, “we”, “our” or “us”) will be held at 10:00 a.m., local time, on Wednesday, September 16, 2015, at its principal executive offices located at 35 Melanie Lane, Whippany, New Jersey 07981, to consider and act upon the following matters:

1.

To amend the Certificate of Incorporation of the Company to provide that the Chairman of the Board shall have the deciding vote in certain circumstances where a vote of the Company’s Board of Directors is equally divided;

2.

To elect seven directors of the Company (or eight directors, if the proposal to amend the Certificate of Incorporation is approved by stockholders), to serve until the 2016 annual meeting of stockholders and until their successors have been duly elected and qualified;

3.	To ratify the Audit Committee’s selection of Marcum LLP as the independent registered public accounting firm for the fiscal year ending March 31, 2016; and

4.	To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

Only the stockholders of record at the close of business on July 20, 2015 will be entitled to notice of and to vote at the Meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote at the Meeting will be available for inspection at the Meeting.

By Order of the Board of Directors,

SERGE DUPUIS

Chief Financial Officer, Treasurer and Secretary

Whippany, New Jersey

July 29, 2015

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. THE PROMPT RETURN OF PROXIES WILL ENSURE A QUORUM AND SAVE US THE EXPENSE OF FURTHER SOLICITATION. EACH PROXY GRANTED MAY BE REVOKED BY THE STOCKHOLDER APPOINTING SUCH PROXY AT ANY TIME BEFORE IT IS VOTED. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH SUCH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ASSURE THAT ALL OF YOUR SHARES ARE VOTED .

35 MELANIE LANE, WHIPPANY, NEW JERSEY 07981

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Breeze-Eastern Corporation (the “Company”) for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, September 16, 2015, at 10:00 a.m., local time, at 35 Melanie Lane, Whippany, New Jersey, and any adjournments or postponements thereof (the “Annual Meeting”).

For purposes of this proxy statement, the fiscal year of the Company ended March 31, 2015, may also be referred to as fiscal 2015.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 16, 2015. THIS PROXY STATEMENT, THE ACCOMPANYING FORM OF PROXY CARD, AND OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2015, ARE AVAILABLE AT www.envisionreports.com/BZC.

VOTING AT THE ANNUAL MEETING

Who Can Vote

Only stockholders of record at the close of business on July 20, 2015, the record date, are entitled to notice of and to vote at the Annual Meeting, and at any postponements or adjournments thereof. As of the record date, 9,860,538 shares of our common stock, $0.01 par value per share (“Common Stock”), were issued and outstanding. Holders of our Common Stock are entitled to one vote per share for each proposal presented at the Annual Meeting. The Common Stock does not have cumulative voting rights.

How to Vote; How Proxies Work

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy. Please complete, date and sign the enclosed proxy card and return it at your earliest convenience by mail in the enclosed envelope. If you are a registered stockholder, you may instead vote by Internet or telephone by following the instructions in the enclosed proxy card. The deadline for submitting your proxy by Internet or telephone is 1:00 a.m., Eastern Time, on September 16, 2015. The designated proxy will vote according to your instructions. You may also attend the Annual Meeting and vote in person..

If you beneficially own your shares through a broker or other nominee (i.e., own in street name), your broker or nominee firm is the legal, registered owner of the shares and the proxy materials will include a voting instruction card so that you can instruct your broker or nominee how to vote your shares. Please check your voting instruction card or contact your broker or other nominee to determine whether you will be able to deliver your voting instructions by Internet or telephone. If you are a street name stockholder and you want to vote in person at the Annual Meeting, you will need to obtain a signed legal proxy from the broker or nominee that holds your shares as the legal, registered owner of the shares.

The cost of soliciting proxies will be borne by the Company, including expenses in connection with the preparation and mailing of the proxy statement, form of proxy and any other material furnished to the stockholders by the Company in connection with the Annual Meeting. In addition to the solicitation of proxies by mail, employees of the Company may also solicit proxies by telephone or personal contact. These employees will not receive any special compensation in connection therewith. We have retained our transfer agent, Computershare, N.A. to assist in the mailing of the proxy statement and collection of proxies by mail from brokers and other nominees at an estimated cost of $7,500. In addition, we may request banks and brokers to solicit their customers who beneficially own Common Stock listed of record in names of nominees, and will reimburse such banks and brokers for their reasonable out-of-pocket expenses of such solicitation. Our Annual Report on Form 10-K for the year ended March 31, 2015, which includes our consolidated financial statements, is being mailed to stockholders together with these proxy materials on or about August 6, 2015.

Any signed proxy not specifying to the contrary, and not designated as broker non-votes as described below, will be voted:

•	FOR the amendment to the Company’s Certificate of Incorporation; and

•	FOR the election of the directors; and

•	FOR the ratification of the selection of Marcum LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2016.

Should any matters not described above be properly presented at the Annual Meeting, the proxy form authorizes the persons named in the proxy form, in their discretion, to vote upon such matters as may properly be brought before the Annual Meeting or any adjournments or postponements thereof.

What Constitutes a Quorum

The presence at the Annual Meeting in person or by proxy of holders of outstanding Common Stock entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum.

What Vote is Required

The affirmative vote of a majority of the shares of the Company’s Common Stock outstanding and entitled to vote at the Annual Meeting is required to approve the amendment to the Company’s Certificate of Incorporation.

Directors are elected by a plurality of the votes cast with a quorum present. The seven persons (or eight persons if the amendment of the Company’s Certificate of Incorporation is approved by stockholders) who receive the greatest number of votes of the holders of Common Stock represented in person or by proxy at the Annual Meeting will be elected directors of the Company.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the ratification of the selection of Marcum LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2016.

How Abstentions and Broker Non-Votes Are Treated

Abstentions will be counted as shares that are present for purposes of determining a quorum.

For the proposed amendment to the Company’s Certificate of Incorporation, because approval requires the affirmative vote of the majority of the shares of the Company’s Common Stock outstanding and entitled to vote on the proposal, as opposed to shares cast at the Annual Meeting, abstentions will have the effect of votes against the proposed amendment.

For the election of directors, votes withheld are excluded entirely from the vote and do not have any effect on the outcome.

For the ratification of the selection of Marcum LLP abstentions are not counted in determining the votes cast.

A broker non-vote occurs when the broker holding shares in street name is unable to vote on a proposal because stock exchange rules prohibit a broker from voting on the matter without instructions from the beneficial owner. Relevant exchange rules provide that a broker holding shares for a beneficial owner in street name may not vote on a non-routine proposal or a stockholder proposal that is opposed by management, without voting instructions from the beneficial owner, whereas a broker may vote on routine matters without instructions from the beneficial owner. The election of directors and the amendment to the Company’s Certificate of Incorporation are non-routine items. The ratification of the appointment of Marcum LLP is a routine item. Broker non-votes, if any, will be counted for quorum purposes, but not be counted as having been entitled to vote or as a vote cast. For the proposed amendment to the Company’s Certificate of Incorporation, because approval requires the affirmative vote of the majority of the shares of the Company’s Common Stock outstanding and entitled to vote on the proposal, broker non-votes will have the effect of votes against the proposed amendment. Broker non-votes will have no effect on the outcome of the vote on the election of directors or the ratification of the selection of Marcum LLP.

How to Revoke

A stockholder of record giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by electing to vote in person at the Annual Meeting. A stockholder of record who attends the Annual Meeting need not revoke the proxy and vote in person unless he or she wishes to do so. The mere presence at the Annual Meeting of the person appointing a proxy does not, however, revoke a stockholder’s proxy. If your shares are held in street name, please check your voting instruction card or contact your broker or other nominee to determine how to revoke or change your vote.

Interests of Certain Persons in Matters to be Acted Upon

At the Annual Meeting, stockholders are being asked in Proposal 1 to amend the Company’s Certificate of Incorporation to provide the Chairman of the Board with the deciding vote on certain matters where there is a deadlock in the vote of the Board of Directors. As a result, the Company’s existing Chairman of the Board, Robert J. Kelly, has a personal interest in the outcome of Proposal 1 that is different from the interests of other stockholders. In addition, if there is no Chairman serving at the time (e.g., due to death, resignation or removal), the Chief Executive Officer of the Company (or if there shall be no Chief Executive Officer, the President of the Company) shall serve as the Chairman for the limited purpose of breaking a deadlock in the vote of the Board of Directors with regard to the election of another director to serve as the next Chairman. Accordingly, the Company’s Chief Executive Officer and President, Brad Pedersen, also has a personal interest in the outcome of Proposal 1 that is different from the interests of other stockholders. Lastly, the nomination of William T. Crosby for election to the Board of Directors pursuant to Proposal 2 is conditioned upon Proposal 1 being adopted, which will effectuate an amendment to the Company’s Bylaws to increase the size of the Board to eight directors. As a result, Mr. Crosby has a personal interest in the outcome of Proposal 1 that is different from the interests of stockholders generally. See the disclosure in Proposals 1 and 2 below for further information regarding these proposals and their interests.

PROPOSAL 1 — AMENDMENT TO CERTIFICATE OF INCORPORATION

On July 1, 2015, the Company’s Board of Directors unanimously approved, subject to stockholder approval, an amendment to the Company’s Certificate of Incorporation to provide that the Chairman of the Board (“Chairman”) shall have the deciding vote on certain matters requiring a majority vote for approval at a meeting of the Company’s Board of Directors where the Company has an even number of directors in office and all directors are in attendance and have voted on a matter in which the Board of Directors is equally divided.

Section 141(d) of the Delaware General Corporation Law (the “DGCL”) addresses the possibility of a director such as the Chairman holding different or greater voting rights than other directors. Section 141(d) provides, in part:

The certificate of incorporation may confer upon holders of any class or series of stock the right to elect 1 or more directors who shall serve for such term, and have such voting powers as shall be stated in the certificate of incorporation. The terms of office and voting powers of the directors elected separately by the holders of any class or series of stock may be greater than or less than those of any other director or class of directors. In addition, the certificate of incorporation may confer upon 1 or more directors, whether or not elected separately by the holders of any class or series of stock, voting powers greater than or less than those of other directors.

After careful consideration, the Board believes that it is advisable and in the best interest of the Company and its stockholders to amend the Company’s Certificate of Incorporation to provide the Chairman with this additional voting power. The amendment, if approved, will allow the Company to avoid the potential negative effects that could result from a variety of deadlock situations on matters of significant importance to the Company by providing a mechanism through which those deadlocks may be resolved. As discussed in Proposal 2 below, the Board of Directors is recommending the election of an eighth director to the Company’s Board of Directors, which is in connection with amendments to the Company’s Bylaws to increase the size of the Board to eight directors and require that the Chairman be a director of the Company (both of which amendments are subject to stockholder approval of this Proposal 1). By implementing a Board consisting of an even number of directors, there is an increased possibility of deadlock. The Board of Directors believes that the amendment increases the Company’s flexibility with respect to attracting and retaining directors by providing a means of addressing potential deadlock issues, both now and in the future, that could result from having an even number of directors.

Under the DCGL, the Company’s stockholders must approve an amendment to the Company’s Certificate of Incorporation in order to provide the Chairman of the Board with additional voting power. Proposal 1, if approved, would amend the Company’s Certificate of Incorporation, as amended, to add new paragraphs to Article SIXTH, to be designated as paragraphs (h) and (i), as follows:

h) Subject to the immediately following sentence and unless otherwise required by applicable law or this Certificate of Incorporation, each director shall have one vote on all matters presented to the Board of Directors for consideration and voting by the directors. If the Board of Directors has an even number of directors then in office and considers and votes on any matter at a duly-convened meeting to consider such matter and (i) all of the directors then in office are present and vote at such duly-convened meeting, (ii) such vote results in an equal number of the directors voting in favor of such matter and against such matter (a “deadlock”), and (iii) approval of such matter requires a majority vote in favor of such matter by the directors present at such meeting, then in such case the Chairman of the Board (“Chairman”) shall have the power and authority to cast an additional vote on such matter for the purpose of breaking the deadlock. Notwithstanding the foregoing, if the subject matter of the deadlock is the election of a Chairman or the removal of the Chairman then in office, then the Chairman then in office shall not have an additional vote on such matter. In such event, the Chairman then in office shall continue to serve as Chairman until such time as such deadlock is resolved by vote of a majority of the directors then in office, and until such time as such deadlock is resolved by vote of a majority of the directors then in office the Chairman shall continue to have the power and authority to cast an additional vote with respect to any deadlock for the purpose of breaking such deadlock, other than with respect to the election of a Chairman or the removal of the Chairman then in office. In addition, if the Chairman shall have ceased to be Chairman (whether as a result of death, resignation or removal), and the vote of the directors to elect a new Chairman results in a deadlock, then the Chief Executive Officer of the Corporation (or, if there shall be no Chief Executive Officer, then the President of the Corporation) shall serve as Chairman solely for the purpose of casting an additional vote on the election of another director to serve as Chairman for the purpose of breaking such deadlock.

(i) With respect to any committee established by the Board of Directors, unless otherwise required by applicable law, each director serving on such committee shall have one vote on all matters presented to such committee for its consideration and voting by the directors who are members of such committee.

The amendment, if approved, gives the Chairman one vote in addition to the Chairman’s vote as a director in order to allow the Chairman to break certain deadlocks. The Chairman will have this additional vote only when all of the directors are present and have voted at a duly-convened meeting of the Board of Directors, the result of the vote is an equal number of directors voting in favor of the matter subject to the vote and against such matter and, as a result, a deadlock has occurred because approval of the matter requires approval by a majority of the directors present at such meeting. The Board of Directors believes that by limiting the Chairman’s power to break a deadlock only to situations where the full Board of Directors has participated in the meeting considering a matter and have voted with respect to such matter strikes a balance between the directors’ full consideration of the matter and the needs of the Company to have the Board of Directors reach final resolution on important matters in a timely fashion.

The Chairman will not have an additional vote when the matter under consideration by the Board of Directors is the election or removal of the Chairman. However, until any deadlock with respect to the election or removal of the Chairman has been resolved, the Chairman then in office will continue in that position and will have an additional vote on all other deadlock matters as described above. The amendment also addresses situations in which the Chairman of the Board is no longer serving as Chairman for any reason (death, resignation or removal). In this situation, if the vote to elect a new Chairman results in a deadlock, then the Company’s Chief Executive Officer (or the Company’s President, if there is no Chief Executive Officer at the time) shall serve as the Chairman for the limited purpose of casting the tie-breaking vote for the election of another director to serve as Chairman. In this instance, the Chief Executive Officer (or the Company’s President, if applicable) must be a director at the time and cannot cast a tie-breaking vote for himself or herself to be the next Chairman. The proposed amendment does not affect the voting process, including the number of votes of each director, with respect to any committee of the Board.

The affirmative vote of a majority of the shares of the Company’s Common Stock outstanding and entitled to vote at the Annual Meeting is required to approve the amendment to the Company’s Certificate of Incorporation. If the proposed amendment is approved by the stockholders, the amendment will become effective upon the filing of a Certificate of Amendment to the Company’s Certificate of Incorporation with the Delaware Secretary of State. The Company will make such a filing promptly after the Annual Meeting and will also promptly adopt conforming amendments, if the

Board of Directors determines it to be necessary or advisable, to the Company’s Bylaws.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION.

PROPOSAL 2 — ELECTION OF DIRECTORS

Our Board of Directors is elected annually.

It is the intention of the persons named in the accompanying form of proxy to vote for all of the nominees named below (the “Nominees”), unless other instructions are given.

Nominees:

1. Robert J. Kelly

2. Nelson Obus

3. William J. Recker

4. William M. Shockley

5. Frederick Wasserman

6. Charles A. Vehlow

7. Brad Pedersen

8. William T. Crosby

While all the Nominees have consented to serve as a director, in the event any Nominee is unable or subsequently declines to serve as a director at the time of the Annual Meeting, proxies will be voted for the election of a substitute proposed by the Board of Directors.

In connection with the Annual Meeting, the Board of Directors intends to increase the number of directors from seven to eight and will implement an amendment to the Company’s Bylaws with respect to such increase. However, the Bylaw amendment to increase the size of the Board will be implemented only if the stockholders approve the amendment to the Company’s Certificate of Incorporation as provided in Proposal 1. Mr. Crosby is being nominated to fill the vacancy created by the increase in the size of the Board of Directors from seven to eight. If Proposal 1 is not approved by stockholders, Mr. Crosby will not be eligible for election and only Messrs. Kelly, Obus, Recker, Shockley, Wasserman, Vehlow and Pedersen will be eligible for election as the Nominees.

Our Certificate of Incorporation, as amended, provides that the number of directors of the Company shall be not less than five nor more than fifteen, with the exact number to be fixed by the Bylaws. Our Amended and Restated Bylaws, as amended, currently provide that the authorized number of directors shall be seven. If Proposal 1 is approved, the Bylaw amendment to increase the size of the Board of Directors and fix the number of directors at eight will be implemented. If Proposal 1 is not approved, the Bylaw amendment will not be implemented and the number of directors will remain at seven.

Approval by Stockholders

The director nominees who receive the greatest number of votes at the Annual Meeting will be elected to the Board. As noted above, Mr. Crosby will only be eligible to be elected if the stockholders approve the amendment to the Certificate of Incorporation as provided in Proposal 1. As a result, votes submitted with respect to Mr. Crosby will be counted only if Proposal 1 is approved. If you do not wish your shares to be voted for a particular Nominee named on the proxy form that accompanies this proxy statement, you may withhold your vote as provided on the proxy form.

Information Concerning Nominees to the Board of Directors

We believe that our Board should be composed of individuals with sophistication and experience in substantive areas that impact our business. We believe that experience, qualifications, or skills in the following areas are most important: experience in the aerospace/defense industry; regulatory; accounting and finance; capital markets; design, innovation and engineering; strategic planning; human resources and development practices; and board practices of public corporations. These areas are in addition to the personal qualifications described in this section. We believe that all of our current Board members possess the professional and personal experience, qualifications or skills necessary for board service, and have highlighted particularly noteworthy attributes for each Board member in the individual biographies below. The principal occupation and business experience of our directors, for at least the past five years, is as follows:

Current Directors — Nominees for Election at the Annual Meeting

Name	Position with the Company	Age	Director Since
Robert J. Kelly	Chairman of the Board	55	2011
Nelson Obus	Director	68	2012
Brad Pedersen	Director, President, and Chief Executive Officer	54	2012
William J. Recker	Director	72	1997
William M. Shockley	Director	53	2006
Frederick Wasserman	Director	60	2007
Charles A. Vehlow	Director	69	2013

Mr. Kelly has been employed by Tinicum, the management company of Tinicum Capital Partners II, L.P., since 1991. Mr. Kelly currently is a Director of Penn Engineering and Manufacturing Corp, a leading manufacturer of specialty fasteners, and also serves on the board of Enesco, LLC. Mr. Kelly has in the past served as an observer on the board of X-Rite, Inc., as a director of Accuride Corporation (a manufacturer and supplier of commercial vehicle components) and as a director of a number of Tinicum portfolio companies. Prior to joining Tinicum, Mr. Kelly held positions at Pacific Telesis and Bain & Company. Mr. Kelly is a graduate of Yale College and the Stanford University Graduate School of Business. Mr. Kelly has extensive investment expertise and considerable experience serving on the boards of public and private companies, all of which strengthens the Board’s collective qualifications, skills and experience.

Mr. Obus has served as president of Wynnefield Capital, Inc. since 1992 and as a managing member of Wynnefield Capital Management, LLC since January 1997. Wynnefield Capital Management manages two private investment funds and Wynnefield Capital, Inc. manages one private investment fund, all three of which invest in small-cap value U.S. public companies. Mr. Obus served as a member of the board of directors of Gilman Ciocia, Inc., a company that provides income tax return preparation, accounting and financial planning services from

September 2007 to January 2012. Mr. Obus also serves on the board of directors of Layne Christensen Company, a diversified natural resources company with interests in water, mineral drilling and energy. Mr. Obus has significant experience in management and finance, both of which strengthen the Board’s collective qualifications, skills, and experience.

Mr. Pedersen has been a director and our President and Chief Executive Officer since May 2012. He previously served as the President of New Jersey-based Airborne Systems Group, a multi-national developer and manufacturer of parachutes and related aerospace products, from 2011 to 2012, and as Chief Operating Officer North America from 2006 to 2011. Before joining Airborne, from 2000 to 2006, Mr. Pedersen held several positions at Sikorsky Aircraft Corp., including Canadian Maritime Helicopter Project Program Manager, UH-60M Program Manager, and Director of Advanced Programs (R&D), and a leadership position in the Mergers and Acquisitions group. Before joining Sikorsky, Mr. Pedersen, from 1983 to 2000, served in a variety of roles at Boeing, including Director — International Apache Programs, Director — Ordnance Programs, Program Manager — Advanced Programs and Flight Test Engineer. Mr. Pedersen received a Bachelors of Science in Aeronautical Engineering Technology, and a Masters of Business Administration from Arizona State University. Mr. Pedersen has extensive engineering knowledge along with significant experience in the aerospace industry, all of which strengthen the Board’s collective qualifications, skills, and experience.

Mr. Recker is currently Chairman of the Pittsburgh Energy Innovation Center. He serves on the boards of directors of several private high technology startup companies and non-profit organizations. Mr. Recker’s experience as a business leader and general management executive make him a strong contributor to Board discussions of people and strategy and strengthens the Board’s collective qualifications, skills, and experience.

Mr. Shockley has been employed by Tinicum, the management company of Tinicum Capital Partners II, L.P., since 2004. From May 2005 through June 2006 he was the President and Chief Executive Officer of Penn Engineering & Manufacturing Corporation, a leading manufacturer of specialty fasteners and a portfolio company of Tinicum Capital Partners. Mr. Shockley was Chief Financial Officer of SPS Technologies, Inc., a leading manufacturer of specialty fasteners, materials and components for the aerospace, industrial and automotive markets, from 1995 to 2003. Mr. Shockley’s financial sophistication and expertise, experience in general management, handling environmental matters, and broad aerospace and defense industry experience strengthen the Board’s collective qualifications, skills, and experience.

Mr. Wasserman is currently President of FGW Partners LLC, a company which provides financial and management consulting services. Mr. Wasserman has held this position since May 2008. From January 1, 2007 to May 2008, Mr. Wasserman was a financial and management consultant. Prior to December 31, 2006, Mr. Wasserman was the Chief Operating/Financial Officer of Mitchell & Ness Nostalgia Co., a privately-held manufacturer and distributor of licensed sportswear and authentic team apparel. Prior to Mitchell & Ness, Mr. Wasserman served as the President of Goebel of North America, a U.S. subsidiary of the German specialty gift maker, from 2002 to 2005 and as its Chief Financial Officer from 2001 to 2005. Mr. Wasserman served as a director of Allied Defense Group, Inc. from 2006 to 2010, Crown Crafts, Inc. from 2007 to 2010, Acme Communications, Inc. from 2006 to 2013 and Gilman and Ciocia, Inc. from 2007 to 2013. Mr. Wasserman currently serves as a director of DLH Holdings Corp. (formerly TeamStaff Inc.), MAM Software Inc. (formerly AfterSoft, Inc.), National Holdings Corporation and SMTC Corporation. Mr. Wasserman’s financial expertise and experience in serving on the board of directors of other public companies strengthen the Board’s collective qualifications, skills, and experience.

Mr. Vehlow is currently the President of Gauntlet Aviation, a company that he founded in 2007, which provides consulting and support services to companies throughout the aviation industry. Prior to this, he served in a variety of roles for various defense contractors, including as the Chief Executive Officer of Metal Storm Ltd., a publicly-traded company, from 2002 to 2004. Mr. Vehlow has extensive military experience and served in both Vietnam and Korea. As an Associate Professor at the US Military Academy, he developed and taught a helicopter design course and was also an Executive Assistant to the US Army Deputy Chief of Staff for Research, Development and Acquisition at the Pentagon. He currently serves as a director of Geco Incorporated. As a Boeing Vice President, Mr. Vehlow led the design, development, testing and production program for the AH-64D Longbow Apache Helicopter. He was also the Vice President / General Manager of the Boeing Helicopter Division, responsible for Apache, Chinook, V-22 Osprey and Commanche helicopter programs. Mr. Vehlow holds a Bachelors of Science in Engineering from West Point and a Masters of Science in Aerospace Engineering from the

Massachusetts Institute of Technology. He also holds a Masters of Business Administration in Management from Long Island University. Mr. Vehlow has extensive engineering knowledge and significant experience in the military and in the defense industry, all of which strengthen the Board’s collective qualifications, skills and experience.

Director Nominee — Not Currently Serving as a Director

Name	Age
William T. Crosby	57

Mr. Crosby retired from the U.S. Army in 2014, after serving for almost thirty-five years. At the time of his retirement, Mr. Crosby served as Program Executive Officer for Army Aviation. His service history included operational and acquisition positions including Program Manager for the Army’s Cargo Helicopter (CH47) Program. He has held a variety of acquisition positions related to helicopters, fixed-wing aviation and unmanned aerial vehicles. Mr. Crosby graduated from The Citadel and earned his aviator wings at flight school at Fort Rucker, Alabama. Mr. Crosby is currently a director of Columbia Helicopter, Inc., which operates commercial models of the CH-47 Chinook and CH-46 Sea Knight helicopters in industries such as forestry, construction, petroleum exploration, government support, disaster relief and fighting wild fires. Mr. Crosby’s extensive experience includes virtually all aspects of helicopter operations, logistics and maintenance, all of which strengthen the Board’s collective qualifications, skills and experience. Mr. Crosby qualifies as independent under the NYSE MKT independence criteria. At the present time, the Board has not yet determined which committees he is going to serve on, if elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH DIRECTOR NOMINEE

THE BOARD OF DIRECTORS

Meetings and Remuneration

During fiscal 2015, the Board held ten meetings. Each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings held by the Board during fiscal 2015 and (ii) the total number of meetings held by all committees of the Board on which he or she served during that period.

Director Attendance at Annual Meetings

The policy of our Board is that all directors should attend annual meetings of stockholders and are not separately compensated for their attendance, although out-of-pocket expenses are reimbursed. All members of the Board attended our 2014 Annual Meeting.

Security Holder Recommendations of Director Candidates

The Nominating Committee currently has no specific policy regarding recommendations for nominees to the Board from security holders. Security holders are permitted to nominate candidates for director in person at each annual meeting of stockholders. The Nominating Committee will consider nominees recommended by stockholders in writing to the Secretary of the Company at the Company’s principal executive offices located at 35 Melanie Lane, Whippany, New Jersey 07981.

Director Independence

The Board governance policies provide that all outside directors should be independent. We maintain compliance with the NYSE MKT listing standards and have adopted the independence criteria of NYSE MKT for purposes of determining director independence for the Board and its committees.

The Board has affirmatively determined that none of the current nominees to the Board, including Mr. Crosby, and none of the members of the Board during fiscal 2015, except for Mr. Pedersen, has or had a material relationship with the Company, and that each director and nominee for director, except Mr. Pedersen, qualifies and at all times qualified as independent under the NYSE MKT independence criteria.

Committees

The Board has a standing Audit Committee, Governance and Nominating Committee (“Nominating Committee”), Incentive & Compensation Committee (the “Compensation Committee”), and Strategic Planning Committee.

Audit Committee

We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee reviews with our independent registered public accounting firm the results of the firm’s annual examination, advises the Board regarding its findings and provides assistance to the Board in matters involving financial statements and financial controls. The Audit Committee is comprised of Messrs. Wasserman (Chair), Obus and Recker.

The Board has determined that each member of the Audit Committee meets the independence standards set forth in Rule 10A-3 promulgated under the Exchange Act and the independence standards set forth in the NYSE MKT Company Guide. The Board has determined that Mr. Wasserman qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K, promulgated under the Exchange Act. The Audit Committee held five meetings during fiscal 2015.

The Audit Committee operates under a written charter adopted by the Board, which is reviewed annually. The charter is available on our website at http://investors.breeze-eastern.com/phoenix.zhtml?c=114678&p=irol-govHighlights. Under the charter, the Audit Committee is required to pre-approve the audit and non-audit services to be performed by our independent registered public accounting firm.

Nominating Committee

The Nominating Committee establishes the criteria for, and reviews the qualifications of individuals with respect to, nomination to the Board and to committees of the Board. In addition, the Nominating Committee also presents recommendations for replacement directors when vacancies occur on the Board or committees thereof. The Nominating Committee will consider nominees recommended by stockholders in writing to the Secretary of the Company (mail to 35 Melanie Lane, Whippany, NJ 07981). The Committee is currently comprised of Messrs. Obus (Chair), Kelly, Shockley and Vehlow, each of whom satisfy the independence standards established by NYSE MKT. This Committee held two formal meetings during fiscal 2015.

The Nominating Committee operates under a written charter, which is reviewed annually. The charter is available on our website at http://investors.breeze-eastern.com/phoenix.zhtml?c=114678&p=irol-govHighlights.

Director Nomination Process

The Nominating Committee is comprised entirely of directors who meet applicable independence requirements of NYSE MKT and is responsible for overseeing the process of nominating individuals to stand for election as directors.

Our process of director nominations takes into consideration individuals recommended by members of the Board as well as from other sources. Mr. Crosby, a nominee for election to the Board, was recommended to the Nominating Committee for consideration by a non-management director. The Nominating Committee Charter provides that the Committee may retain a professional search firm for such purpose if it is deemed necessary, and further provides that the Committee shall select such firm in its sole discretion. We have no policy for reviewing candidates recommended by stockholders, however, as stated in the Committee’s Charter, the Committee will consider nominees recommended by stockholders.

The Nominating Committee’s process for identifying and evaluating director candidates is as follows: The Committee may retain a professional search firm to assist the Committee in managing the overall process, including the identification of director candidates who meet certain criteria set from time to time by the Committee. All potential candidates, including those recommended by current directors or shareholders, are reviewed by the Nominating

Committee, and by the search firm, if one has been engaged. In the course of this review, some candidates are eliminated from further consideration because of conflicts of interest, a determination that the director candidate has insufficient time to dedicate to board service, or other relevant reasons. The Nominating Committee then decides which of the remaining candidates are qualified and deserving of further consideration. The Nominating Committee then discusses these candidates, decides which of them, if any, should be pursued, gathers additional information if desired, conducts interviews and decides whether to recommend one or more candidates to the Board for nomination. The Board discusses the Nominating Committee’s recommended candidates, decides if any additional interviews or further background information is desirable and, if not, decides whether to nominate one or more candidates. Those nominees are named in the proxy statement for election by the stockholders at the Annual Meeting (or, if between Annual Meetings, the nominees may be appointed by the Board itself).

In order to be recommended by the Nominating Committee, a candidate must meet the following minimum qualifications: integrity, personal ability, intelligence, relevant business background, expertise in areas of importance to our objectives, and a commitment to uphold our Code of Business Conduct, including our Standards of Conduct for Directors. The Code of Business Conduct and the Standards of Conduct for Directors can be found on our website at http://investors.breeze-eastern.com/phoenix.zhtml?c=114678&p=irol-govHighlights.

We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Board strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee our business.

Compensation Committee

The Compensation Committee oversees our long term incentive plans and approves bonuses, grants stock options and awards restricted stock under the terms of such plans. Additional discussion of the Compensation Committee’s role is set forth in the section entitled “Objectives and Philosophy of Executive Compensation”. The Compensation Committee is composed entirely of independent Board members, as determined in accordance with the criteria of the NYSE MKT. The Compensation Committee does not establish the amount or form of director compensation, as this determination is made and approved by the full Board of Directors. However, the Compensation Committee will periodically review and recommend to the Board compensation for non-employee Directors. The Compensation Committee, which currently consists of Messrs. Shockley (Chair), Kelly, and Wasserman, held one formal meeting during fiscal 2015.

The Compensation Committee operates under a written charter adopted by the Board, which is reviewed annually. The charter is available on our website at http://investors.breeze-eastern.com/phoenix.zhtml?c=114678&p=irol-govHighlights.

Strategic Planning Committee

The Strategic Planning Committee reviews the strategies proposed by management and provides guidance with respect to such strategies. The Strategic Planning Committee also reviews achievement of key milestones as determined by management and the Committee. The Strategic Planning Committee is currently comprised of Messrs. Recker (Chair), Obus, Shockley, and Vehlow. The Strategic Planning Committee held three meetings during fiscal 2015.

The Strategic Planning Committee operates under a written charter adopted by the Board, which is reviewed annually. The charter is available on our website at http://investors.breeze-eastern.com/phoenix.zhtml?c=114678&p=irol-govHighlights.

Stockholder Communications to the Board

The Board of Directors has established the following process for stockholders to send communications to it. Stockholders who wish to communicate with the Board, or specific individual directors, may do so by directing correspondence addressed to such directors or director in care of Serge Dupuis, Secretary, at our principal executive offices located at 35 Melanie Lane, Whippany, New Jersey 07981. Such correspondence must display that it is a stockholder-Board communication and whether the intended recipients are all or individual members of the Board. The Secretary has been authorized to screen commercial solicitations and materials which pose security risks, are unrelated to our business or governance or are otherwise inappropriate. The Secretary shall promptly forward any and all appropriate stockholder communications to the entire Board or the individual director, as appropriate.

Code of Business Conduct

The Board has approved a Code of Business Conduct for the Company that applies to our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. We have provided training for all employees on the Code of Business Conduct and require that all directors, officers and employees abide by the Code of Business Conduct, which is available on our website at http://investors.breeze-eastern.com/phoenix.zhtml?c=114678&p=irol-govHighlights. We do not anticipate making amendments to or waivers from the provisions of our Code of Business Conduct. If we make any amendments to our Code of Business Conduct, or if our Board of Directors grants any waiver from a provision thereof for our principal executive officer, our principal financial officer or our principal accounting officer, we will disclose the nature of such amendment or waiver, the name of the person(s) to whom the waiver was granted and the date of the amendment or waiver on our website.

Board of Directors Leadership Structure

The Board does not have a formal policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board. The Board believes that it is in our best interest to make that determination of whether or not to separate the roles based on the position and direction of the Company and the membership of the Board. At the present time, the Board has determined that having an independent director serve as Chairman is in the best interest of our stockholders. This structure ensures a greater role for the independent directors in Company oversight and active participation of the independent directors in setting agendas and establishing Board priorities. Further, this structure permits our Chief Executive Officer to focus on managing the day-to-day affairs of the Company.

Risk Management

Companies face a variety of risks, including credit risk, liquidity risk, and operational risk. The Board believes an effective risk management system will (i) timely identify the material risks that we face, (ii) communicate necessary information with respect to material risks to senior executives, and, as appropriate, to the Board or relevant Board committee, (iii) implement appropriate and responsive risk management strategies consistent with our risk profile, and (iv) integrate risk management into our decision making.

The Audit Committee reviews and discusses with management the policies and guidelines by which management assesses and manages the Company’s risks, and the Audit Committee makes periodic reports to the Board regarding briefings provided by management as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of our risk management processes.

In addition to our corporate compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations. The Board also continually works, with the input of our executive officers, to assess and analyze the most likely areas of future risk for the Company.

DIRECTOR COMPENSATION

The following table sets forth the compensation for fiscal 2015 for those persons who served as members of our Board of Directors during fiscal 2015:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Total ($)

Robert J. Kelly	20,000	30,000	50,000
Nelson Obus	20,000	30,000	50,000
William J. Recker	20,000	30,000	50,000
William M. Shockley	20,000	30,000	50,000
Frederick Wasserman	20,000	30,000	50,000
Charles A. Vehlow	20,000	30,000	50,000

(1)	Mr. Pedersen has been omitted from this table as he served as a management member of the Board of Directors and was not separately compensated for his respective service on the Board of Directors.

(2)

Represents the grant date fair value of the award, calculated in accordance with FASB Accounting Standard Codification 718, “Accounting for Stock-Based Compensation,” or ASC 718. The assumptions used in calculating the grant date fair value of the awards are set forth in Note 9 of our Financial Statements set forth in our annual report on Form 10-K for the year ended March 31, 2015.

(3)

The stock awards granted to directors during fiscal 2015 were granted as of September 16, 2014, at which date the stock price was $10.15, resulting in an award of 2,956 restricted shares to each of Messrs. Kelly, Obus, Recker, Shockley, Wasserman and Vehlow.

Directors who are not employees of the Company or any of its subsidiaries receive an annual retainer of $20,000 in cash and $30,000 payable in shares of our Common Stock in the form of a restricted stock award that vests upon grant. The number of shares awarded is determined by dividing $30,000 by the closing price of our Common Stock on the date of the annual meeting of stockholders each year.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS, NOMINEES FOR DIRECTOR AND EXECUTIVE OFFICERS

The following table sets out certain information regarding the beneficial ownership of our

Common Stock as of July 2, 2015 (except as referenced in the footnotes) by (i) each person who is known by the Company to be the beneficial owner of more than 5% of our Common Stock, (ii) each director and nominee for director of the Company, individually, (iii) the Chief Executive Officer of the Company, (iv) all executive officers named in our summary compensation table, and (v) all directors and executive officers as a group. Except as otherwise indicated, the address of each person is 35 Melanie Lane, Whippany, New Jersey 07981.

Name	Number of Shares of Common Stock (1)		Percentage of Common Stock (1)

Tinicum Capital Partners II, L.P.	3,303,373	(2)	33.5%
800 Third Avenue 40th Floor
New York, NY 10022

Wynnefield Partners Small Cap Value, L.P.	2,117,911	(3)	21.48%
450 Seventh Avenue, Suite 509
New York, NY 10123

VN Capital Fund I, L.P.	1,228,658	(4)	12.46%
1133 Broadway, Suite 1609
New York, NY 10010

Directors, Nominees and Executive Officers
Robert J. Kelly	13,601	(5)	*
Nelson Obus	2,130,533	(6)	21.61%
William J. Recker	317,645		3.22%
William M. Shockley	30,768	(7)	*
Frederick Wasserman	28,193		*
Brad Pedersen	322,792	(8)	3.27%
Charles A. Vehlow	6,203		*
William T. Crosby	—	(9)
Serge Dupuis	61,787	(10)	*
James D. Cashel	34,288	(11)	*
Directors and executive officers as a group (9 persons)	2,945,810	(12)	29.87%

*	Less than 1%.

(1)

Beneficial ownership is determined in accordance with Rule 13d-3(d)(1) under the Exchange Act. Except as set out in these footnotes, the persons named in this table have sole voting power and investment power with respect to all shares of our Common Stock shown as beneficially owned by them, subject to community property laws where applicable. References in these footnotes to “shares,” unless otherwise specified, are to shares of Common Stock. The percentages of Common Stock shown are based upon the 9,860,538 shares of Common Stock outstanding as of July 2, 2015.

(2)

Based on a Schedule 13D/A filed with the SEC on October 6, 2011 by Tinicum Capital Partners II, L.P. (“TCP”). For purposes of the reporting requirements of the Exchange Act, TCP (and Tinicum Capital Partners II Parallel Fund, L.P. (“TCPP”) with respect to 17,220 shares) is deemed to be a beneficial owner of such securities; TCP and TCPP each disclaim beneficial ownership of shares held by the other, respectively. If TCP and TCPP are each deemed to beneficially own shares held by the other, TCP and TCPP’s aggregate beneficial ownership would be 3,303,373 shares, or approximately 33.5% of our outstanding Common Stock. Messrs. Eric Ruttenberg and Terence O’Toole are Co-Managing Members of Tinicum Lantern II, L.L.C., the general partner of TCP and TCPP, and are the control persons of TCP and TCPP.

(3)

Based on a Schedule 13D filed with the SEC on October 7, 2011, by Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I., Wynnefield Small Cap Value Offshore Fund, Ltd., Channel Partnership II, L.P., Nelson Obus, Joshua Landes, Wynnefield Capital Management, LLC, and Wynnefield Capital, Inc. Wynnefield Capital Management, LLC reported that it holds an indirect beneficial interest in 1,356,902 shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P.I., Wynnefield Capital, Inc. reported that it holds an indirect beneficial interest in the 722,609 shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd. Nelson Obus reported that he holds an indirect beneficial interest in 38,400 shares which are directly beneficially owned by Channel Partnership II, L.P. Nelson Obus and Joshua Landes are the control persons of each of these entities.

(4)

Based on a Schedule 13D/A filed with the SEC on October 2, 2014 by VN Capital Fund I, LP (the “Fund”). As the General Partners of the Fund, VN Capital Management, LLC and Joinville Capital Management, LLC may be deemed to indirectly beneficially own the 1,228,658 shares which are directly beneficially owned by the Fund. As the managing members of VN Capital Management, LLC and Joinville Capital Management, LLC, Patrick Donnell Noone and James T. Vanasek may be deemed to indirectly beneficially own the 1,228,658 shares which are directly beneficially owned by the Fund.

(5)

Mr. Kelly is a member of Tinicum Lantern II, L.L.C., the general partner of Tinicum Capital Partners II, L.P. and Tinicum Capital Partners II Parallel Fund, L.P., and, as such, may have an indirect interest in 3,303,373 shares owned by Tinicum Capital Partners II, L.P. and Tinicum Capital Partners II Parallel Fund, L.P., as reported in the Schedule 13D/A filed with the SEC on October 6, 2011.

(6)

Includes 2,117,911 shares owned Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I., Wynnefield Small Cap Value Offshore Fund, Ltd.; Channel Partnership II, L.P.; Wynnefield Capital Management, LLC; and Wynnefield Capital, Inc., as reported in the Schedule 13D/A filed with the SEC on October 7, 2011. Mr. Obus is a control person of the foregoing entities and therefore may be deemed to indirectly beneficially own the 2,117,911 shares owned by such entities.

(7)

Mr. Shockley is a member of Tinicum Lantern II, L.L.C., the general partner of Tinicum Capital Partners II, L.P. and Tinicum Capital Partners II Parallel Fund, L.P., and, as such, may have an indirect interest in 3,303,373 shares owned by Tinicum Capital Partners II, L.P. and Tinicum Capital Partners II Parallel Fund, L.P., as reported in a Schedule 13D/A filed with the SEC on October 6, 2011.

(8)	Includes 300,000 shares issuable upon exercise of options. Does not include 100,000 shares issuable upon exercise of options subject to vesting.

(9)	Nominee for Director.

(10)	Includes 60,000 shares issuable upon exercise of options. Does not include 180,000 shares issuable upon exercise of options subject to vesting.

(11)	Includes 34,000 shares issuable upon exercise of options. As of June 26, 2015, Mr. Cashel is no longer employed by the Company.

(12)	Includes 394,000 shares issuable upon exercise of options. Excludes shares beneficially owned by Mr. Cashel as he is no longer employed by the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and persons who beneficially own more than 10 percent of our Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Directors, executive officers, and greater than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us or filed with the SEC, we believe that during fiscal 2015, all persons subject to the reporting requirements of Section 16(a) with respect to the Company filed the required reports on a timely basis.

EXECUTIVE OFFICERS, COMPENSATION AND OTHER INFORMATION

Executive Officers

Set out in the table below are the names, ages and positions held by executive officers of the Company.

Name	Position with the Company	Age	Executive Officer Since
Brad Pedersen	President and Chief Executive Officer	55	2012
Serge Dupuis	Chief Financial Officer, Treasurer and Secretary	54	2014

Our executive officers, Mr. Pedersen and Mr. Dupuis, are appointed by and serve at the discretion of the Board. No arrangement exists between any executive officer and any other person or persons other than the Company pursuant to which any executive officer was or is to be selected as an executive officer. None of the executive officers has any family relationship to any nominee for director or to any other executive officer of the Company. Set out below is a brief description of the business experience for the previous ten years of Mr. Dupuis, who is not a member of our Board. For information concerning the business experience of Mr. Pedersen, see “Information Concerning Nominees to the Board of Directors,” above.

Mr. Dupuis has been Chief Financial Officer and Treasurer of the Company since June 2014.

From 2012 to June 2014, Mr. Dupuis served as Vice President of Finance for AAR Airlift Group, a provider of expeditionary airlift, specialized aircraft modifications, and other products and services for government and defense customers. Prior to joining AAR Airlift Group, Mr. Dupuis was Chief Financial Officer for Cari-All Group / Technibilt Ltd., a manufacturer of shopping carts, shelving and backroom equipment, from 2009 to 2012. Prior to joining Cari-All Group / Technibilt Ltd., Mr. Dupuis served as Vice President of Finance for Precor Incorporated, a manufacturer of fitness equipment for the commercial and consumer markets, from 2003 to 2009. He is a graduate of the Universite du Quebec a Montreal. Mr. Dupuis has been a Canadian CPA since 1986.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Messrs. Shockley (Chair), Kelly and Wasserman. The Committee has determined that none of our executive officers served as a member of the board of directors or compensation committee (or of another committee engaged in activities similar to that of a compensation committee) of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee. In addition, no member of our Compensation Committee has at any time been an officer or employee of the Company. Accordingly, there were no interlocks with other companies within the meaning of the SEC’s proxy rules during fiscal 2015.

Objectives and Philosophy of Executive Compensation

Role of the Compensation Committee.    The Compensation Committee oversees our long term incentive plans and approves bonuses, grants stock options and awards restricted stock under the terms of such plans. The Compensation Committee also approves the compensation of department heads reporting to the Chief Executive Officer and of employees earning, or proposed to earn, $125,000 or more per year. The Compensation Committee recommends for approval by the Board the compensation of the Chief Executive Officer and the Chief Financial Officer.

Determining Compensation.    We rely upon our judgment in making compensation decisions, after reviewing the performance of the Company and carefully evaluating an executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with the Company, current compensation arrangements and long-term potential to enhance stockholder value. Specific factors affecting compensation decisions for executive officers include:

•

achieving specific operational goals and key financial measurements such as revenue, operating profit, EBITDA, earnings per share, and operating margins, referring to the applicable annual budget (the “Annual Budget”) of the Company for each fiscal year as approved by the Board;

•	promoting commercial excellence by being a leading market player and attracting and retaining customers;

•	achieving excellence in their organizational structure and among their employees; and

•	supporting Company values by promoting a culture of unyielding integrity through compliance with law and our ethics policies, as well as a commitment to community leadership.

We do not attempt to maintain a certain target percentile within a peer group. We incorporate flexibility into our compensation programs and in the assessment process in an attempt to respond and adjust to the evolving business environment. In addition, when determining compensation, we attempt to carefully balance the need to fairly compensate our executives with the need to keep our costs and expenses under control.

We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions; we use it as another tool to assess an executive’s total pay opportunities and whether we have provided the appropriate incentives to accomplish our compensation objectives. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards.

Role of Compensation Consultant.    Neither the Company nor the Compensation Committee had any contractual arrangement during fiscal 2015 with any compensation consultant who has a role in determining or recommending the amount or form of senior executive or director compensation. In the future, either the Company or the Compensation Committee may, in their sole discretion, engage or seek the advice of compensation consultants.

Alignment.    We seek to align the interests of our executive officers with those of our stockholders by evaluating executive performance on the basis of key financial measurements referred to above, which measurements we believe closely correlate to long-term stockholder value. The key element of compensation that is intended to align the interests of our executives with our stockholders is equity incentive compensation, which links a portion of compensation to stockholder value because the total value of those awards corresponds to stock price appreciation.

Role of the Committee and CEO.    The Compensation Committee has primary responsibility for overseeing the development of executive succession plans. As part of this responsibility, the Compensation Committee oversees the design, development and implementation of the compensation program for the CEO, the CFO and the other named executive officers, if any. The Compensation Committee determines the CEO’s compensation in light of the goals and objectives of the compensation program. The CEO and the Compensation Committee together assess the performance of the other executives and the Compensation Committee determines their compensation, taking into consideration recommendations from the CEO. The other executive officers do not play a role in their own compensation determination, other than discussing individual performance objectives with the CEO.

Base salary.    Base salaries for our executive officers depend on the scope of their responsibilities, their performance, and the period over which they have performed those responsibilities. Base salaries are reviewed annually, but are not automatically increased if the Compensation Committee believes that other elements of compensation are more appropriate in light of our stated objectives. This strategy is consistent with our primary intent of offering compensation that is contingent on the achievement of performance objectives.

Bonus.    Our CEO reviews with the Compensation Committee our full-year financial results against the financial, strategic and operational goals established for the year and our financial performance in prior periods. After reviewing the final full year results, the Compensation Committee approves total bonuses that may be awarded from the maximum fund available. Bonuses are generally paid within 30 days after the Board’s approval of the audited financial statements of the Company for the applicable fiscal year, with the exact date of payment being determined by the Board in its sole and absolute discretion.

The methodology for determining bonuses is set out in an incentive compensation plan (“Incentive Compensation Plan”) reviewed and approved by the Board and which is intended to be consistent with the Compensation Committee’s philosophy regarding executive compensation. The compensation reflected in this proxy statement reflects the application of the Incentive Compensation Plan to fiscal 2015.

The Incentive Compensation Plan has an annual bonus feature which is an important tool in providing incentives for short-term and long-term performance. Bonus awards are paid upon achieving or exceeding target levels of quantitative performance measures. Such performance measures are tied directly to our annual business plan. Executive officers earn no bonus unless 80% of the Annual Budget’s profit goals are met. Thus, the Incentive Compensation Plan measures performance against Board-approved targets for EBITDA, return on working capital, and individual bonus objectives and performance metrics.

Stock options and restricted stock awards.    Our equity incentive compensation program, which consists mainly of the Breeze-Eastern Corporation 2012 Incentive Compensation Plan (the “2012 Plan”), is intended to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of the executives with our stockholders and retain the executives through the term of the awards. We consider the grant size and the appropriate combination of stock options and restricted stock awards when making award decisions. The amount of equity incentive compensation granted in fiscal 2015 was based, in part, upon our overall strategic, operational and financial performance and is intended to reflect our expectations regarding our executives’ contributions to our future success.

We believe that providing combined grants of stock options and restricted stock awards effectively balances our objective of focusing the executive officers on delivering long-term value to our stockholders with our objective of providing value to the executives with the equity awards. Stock options only have value to the extent the price of our stock on the date of exercise exceeds the exercise price on grant date, and, thus, we believe are an effective compensation element only if the stock price grows over the term of the award. In this sense, we believe that stock options are an effective motivational tool. Restricted stock awards offer executives the opportunity to sell or hold shares of our stock on the date the restriction lapses. In this regard, restricted stock awards serve both to reward and retain executives, as the value of the restricted stock awards is linked to the price of our stock.

Equity Grant Practices.    The exercise price of each stock option awarded to our senior executives under our 2012 Plan is the closing price of our stock on the date of the Compensation Committee meeting at which equity awards for senior executives are determined. The calendar for setting meeting dates of the Board and of the Compensation Committee to consider grants is generally reviewed at the organization meeting of the Board following the annual meeting of stockholders. Meeting dates are set without regard to anticipated earnings or other major announcements by the Company.

Pension Plans.    We do not offer a defined benefit plan. Executive and rank-and-file employees are eligible to participate in our defined contribution plan, commonly known as a 401(k) plan.

Other Compensation.    Our named executive officers are offered and may choose to participate in the same benefit programs as all of our other employees, which include: a Company match of $.50 for every $1.00 of compensation saved under the Company’s 401(k) plan up to a maximum of 3% of compensation for plan purposes, and a profit sharing contribution under the 401(k) plan paid each pay period equal to 3% of eligible earnings, premiums paid on life and disability policies, and actual expenses paid on medical, dental and prescriptions net of the named employee’s contribution. Other than the foregoing reimbursements, there are no benefits that are offered solely to our named executive officers. Payment for these benefits is reflected in the “All Other Compensation” column of the Summary Compensation Table below.

Potential Impact on Compensation from Executive Misconduct.    If the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board will take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoers as would be appropriate. Discipline may vary depending on the facts and circumstances, and may include, without limitation, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct results in a significant restatement of our financial results, seeking reimbursement in accordance with applicable law of any portion of performance-

based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies are in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Dodd-Frank Clawback of Incentive Compensation.    Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) requires that we adopt (i) a policy to disclose “incentive-based compensation” (which Section 954 of Dodd-Frank does not define) that is based upon financial information that is required to be reported under the federal securities laws and (ii) a policy requiring us to recover any amount of “incentive based compensation” paid to any current or former executive that exceeds the amount which would have been paid under an accounting restatement in the three years prior to the date on which we were required to prepare the restatement. The SEC has not yet adopted regulations with respect to either policy required under Section 954 of Dodd-Frank. The clawback requirement under Section 954 applies irrespective of any misconduct or fault on the part of any such current or former executive. The Board is currently evaluating the requirements under Dodd-Frank and how it affects the Company, including analyzing both the disclosure policy and the clawback policy required under Dodd-Frank.

Compensation for the Named Executive Officers

SUMMARY COMPENSATION TABLE

The following table sets forth for each of the named executive officers (as defined in Item 402(m)(2) of Regulation S-K) the compensation for fiscal 2015 and 2014 for services provided to us in all capacities.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)		Option Awards ($) (1)	Non-equity Incentive Plan Compensation ($)		All Other Compensation ($) (2)		Total ($)
Brad Pedersen	2015	371,423	299,404	(3)	52,841	(4)	—	—	(5)	46,388		770,056
President and Chief Executive Officer	2014	358,508	244,702	(6)	43,189	(7)	—	—	(5)	46,955		693,354
Serge Dupuis (8)	2015	218,942	242,465	(9)	18,603	(10)	649,000	—	(5)	176,179	(11)	1,305,189
Chief Financial Officer, Treasurer and Corporate Secretary	2014	—	—		—		—	—		—		—
James D. Cashel (12)	2015	200,773	106,313	(13)	—		—	—	(5)	41,220		348,306
Former General Counsel and Corporate Secretary	2014	143,019	82,339	(14)	8,598	(15)	142,040	—	(5)	46,663	(16)	422,659

(1)

Represents the grant date fair value of the award, calculated in accordance with FASB Accounting Standard Codification 718, “Compensation – Stock Compensation,” or ASC 718. The assumptions used in calculating the grant date fair value of the awards are set forth in Note 9 of our Financial Statements set forth in our annual report on Form 10-K for the year ended March 31, 2015.

(2)

“All Other Compensation” includes matching and non-matching contributions paid pursuant to the Company’s 401(k) plan, to which all participants in the plan are eligible, and payments made in connection with the Company’s health and welfare plan.

(3)	Consists of a cash bonus earned by Mr. Pedersen in fiscal 2015 that was paid in fiscal 2016.

(4)	Includes 5,076 shares of restricted stock earned as a bonus by Mr. Pedersen in fiscal 2015 which was granted to him in fiscal 2016.

(5)

The cash bonus awarded to Messrs. Pedersen, Dupuis and Cashel was calculated in accordance with the performance measures set forth in the Incentive Compensation Plan, which is described in additional detail under the heading “Objectives and Philosophy of Executive Compensation” above. The bonus is set forth under the “Bonus” column of this Summary Compensation Table.

(6)	Consists of a cash bonus earned by Mr. Pedersen in fiscal 2014 that was paid in fiscal 2015.

(7)	Includes 4,345 shares of restricted stock earned as a bonus by Mr. Pedersen in fiscal 2014 which was granted to him in fiscal 2015.

(8)	Mr. Dupuis joined the Company as Chief Financial Officer and Treasurer in June 2014.

(9)	Consists of a cash bonus earned by Mr. Dupuis in fiscal 2015 that was paid in fiscal 2016, and a one-time bonus of $75,000 paid to Mr. Dupuis when he joined the Company.

(10)	Includes 1,787 shares of restricted stock earned as a bonus by Mr. Dupuis in fiscal 2015 which was granted to him in fiscal 2016.

(11)	Includes reimbursement to Mr. Dupuis for relocating his Florida residence.

(12)	As of June 26, 2015, Mr. Cashel is no longer employed by the Company.

(13)	Consists of a cash bonus earned by Mr. Cashel in fiscal 2015 that was paid in fiscal 2016.

(14)	Consists of a cash bonus earned by Mr. Cashel in fiscal 2014 that was paid in fiscal 2015.

(15)	Includes 865 shares of restricted stock earned as a bonus by Mr. Cashel in fiscal 2014 which was granted to him in fiscal 2015.

(16)	Includes reimbursement to Mr. Cashel for relocating his Pennsylvania residence.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information on outstanding option and stock awards held by the named executive officers at fiscal year-end, including the number of shares underlying both exercisable and un-exercisable portions of each stock option at fiscal year-end as well as the exercise price and expiration date of each outstanding option.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Brad Pedersen (4)	5/22/12	300,000	100,000	8.10	5/22/22	—	—
	6/7/13					2,437	25,007
	6/9/14					4,345	44,580
Serge Dupuis (5)	6/16/14	50,000	150,000	12.78	6/16/24	—	—
James D. Cashel (6)	6/10/13	34,000	36,000	8.61	6/10/23	—	—

(1)	Options granted in calendar 2012 and subsequent periods become exercisable in part upon grant and as various market conditions are met.

(2)	Awards become vested in equal amounts on each of the three anniversaries following the date of grant.

(3)	Market value at March 31, 2015, based on closing market price of our Common Stock on March 31, 2015 of $10.26 per share.

(4)

In May 2012, in connection with the hiring of Mr. Pedersen as President and Chief Executive Officer, we granted to Mr. Pedersen an option to purchase 400,000 shares of our Common Stock. The option has a term of ten years and an exercise price of $8.10 per share. The option to Mr. Pedersen vests as follows: (i) options to purchase fifty thousand (50,000) Shares vested immediately upon the grant; (ii) options to purchase fifty thousand (50,000) Shares vested when the average closing price of the Common Stock for the preceding thirty (30) days (the “Trailing Price”) exceeded eight dollars and fifty cents ($8.50); (iii) at any time after the first anniversary of the Options Issue Date, (A) options to purchase fifty thousand (50,000) Shares will vest when the Trailing Price exceeds nine dollars and fifty cents ($9.50), and (B) options to purchase fifty thousand (50,000) Shares will vest when the Trailing Price exceeds ten dollars and fifty cents ($10.50); (iv) at any time after the second anniversary of the Option Issue Date, (A) options to purchase fifty thousand (50,000) Shares will vest when the Trailing Price exceeds eleven dollars and fifty cents ($11.50), and (B) options to purchase fifty thousand (50,000) Shares will vest when the Trailing Price exceeds twelve dollars and fifty cents ($12.50); and (v) at any time after the third anniversary of the Option Issue Date, (A) options to purchase fifty thousand (50,000) Shares will vest when the Trailing Price exceeds thirteen dollars and fifty cents ($13.50), and (B) options to purchase fifty thousand (50,000) Shares will vest when the Trailing Price exceeds fourteen dollars and fifty cents ($14.50).

(5)

In June 2014, in connection with the hiring of Mr. Dupuis as Chief Financial Officer and Treasurer, we granted to Mr. Dupuis an option to purchase 200,000 shares of our Common Stock. The option has a term of ten years and an exercise price of

$12.78 per share. The option to Mr. Dupuis vests as follows: (i) options to purchase twenty-five thousand (25,000) Shares vested immediately upon the grant; (ii) options to purchase twenty-five thousand (25,000) Shares vested when the average closing price of the Common Stock for the preceding thirty (30) days (the “Trailing Price”) exceeded ten dollars and seventy-five cents ($10.75); (iii) at any time after the first anniversary of the Options Issue Date, (A) options to purchase twenty-five thousand (25,000) Shares will vest when the Trailing Price exceeds eleven dollars and seventy-five cents ($11.75), and (B) options to purchase twenty-five thousand (25,000) Shares will vest when the Trailing Price exceeds twelve dollars and seventy-five cents ($12.75); (iv) at any time after the second anniversary of the Option Issue Date, (A) options to purchase twenty-five thousand (25,000) Shares will vest when the Trailing Price exceeds thirteen dollars and seventy-five ($13.75), and (B) options to purchase twenty-five thousand (25,000) Shares will vest when the Trailing Price exceeds fourteen dollars and seventy-five cents ($14.75); and (v) at any time after the third anniversary of the Option Issue Date, (A) options to purchase twenty-five thousand (25,000) Shares will vest when the Trailing Price exceeds fifteen dollars and seventy-five cents ($15.75), and (B) options to purchase twenty-five thousand (25,000) Shares will vest when the Trailing Price exceeds sixteen dollars and seventy-five cents ($16.75).

(6)

In June 2013, in connection with the hiring of Mr. Cashel as General Counsel, we granted to Mr. Cashel an option to purchase 70,000 shares of our Common Stock. The option has a term of ten years and an exercise price of $8.61 per share. The option to Mr. Cashel vests as follows: (i) options to purchase eight thousand (8,000) Shares vested immediately upon the grant; (ii) options to purchase eight thousand 8,000) Shares vested when the average closing price of the Common Stock for the preceding thirty (30) days (the “Trailing Price”) exceeded eight dollars and fifty cents ($8.50); (iii) at any time after the first anniversary of the Options Issue Date, (A) options to purchase nine thousand (9,000) Shares will vest when the Trailing Price exceeds nine dollars and fifty cents ($9.50), and (B) options to purchase nine thousand (9,000) Shares will vest when the Trailing Price exceeds ten dollars and fifty cents ($10.50); (iv) at any time after the second anniversary of the Option Issue Date, (A) options to purchase nine thousand (9,000) Shares will vest when the Trailing Price exceeds eleven dollars and fifty cents ($11.50), and (B) options to purchase nine thousand (9,000) Shares will vest when the Trailing Price exceeds twelve dollars and fifty cents ($12.50); and (v) at any time after the third anniversary of the Option Issue Date, (A) options to purchase nine thousand (9,000) Shares will vest when the Trailing Price exceeds thirteen dollars and fifty cents ($13.50), and (B) options to purchase nine thousand (9,000) Shares will vest when the Trailing Price exceeds fourteen dollars and fifty cents ($14.50). Effective June 26, 2015, Mr. Cashel is no longer employed by the Company.

NARRATIVE DISCLOSURE TO EXECUTIVE COMPENSATION TABLES

Retirement Plans

Our executive officers are participants in the Breeze-Eastern Corporation Retirement Savings Plan (the “Retirement Savings Plan”), a defined contribution plan described under Section 401(k) of the Internal Revenue Code, as amended, which covers employees who have been employed by the Company for more than thirty (30) days. Approximately 135 employees participated in the Retirement Savings Plan at March 31, 2015. Benefits are payable on retirement, disability, death, or other separation from service. Participants in the Retirement

Savings Plan may defer receipt and income taxation of up to 75% of their compensation by contributing such compensation to the Retirement Savings Plan. The Company contributes a minimum of 3% and a maximum of 6% of employees’ compensation to the Retirement Savings Plan, depending on the level of contribution by each employee.

Employment Agreements

On May 22, 2012, we entered into an employment agreement with Brad Pedersen setting forth the terms and conditions of his employment with us. Pursuant to the agreement, we will pay to Mr. Pedersen an annual base salary of $350,000, subject to annual adjustment by the Compensation Committee. Mr. Pedersen is also eligible to receive an annual bonus of up to 70% of his base salary (of which 15% of such bonus may be in the form of equity) based upon his performance, as evaluated by the Compensation Committee. Pursuant to his employment agreement, we granted to Mr. Pedersen options to purchase 400,000 shares of our Common Stock. An option to purchase 50,000 shares was immediately exercisable, and the option to purchase the remaining 350,000 shares will vest in installments of 50,000 shares based upon whether the average closing price of our common stock over a thirty-day period exceeds certain pre-determined thresholds within certain timeframes over a minimum period of thirty-seven months, with no more than 100,000 shares vesting per year. Mr. Pedersen is eligible to participate in our incentive and benefit plans under the same terms and conditions applicable to other executives of the Company.

On June 16, 2014, we entered into an employment agreement with Serge Dupuis, our Chief Financial Officer and Treasurer. The agreement provides for an annual base salary of $275,000, to be reviewed annually by the board of directors, and a one-time cash signing bonus of $75,000. Mr. Dupuis participates in our Incentive Compensation Plan with a target award of 50% of his base salary. The employment agreement provides that 10% of the bonus will be paid in shares of our Common Stock. Pursuant to his employment agreement, on June 16, 2014 we granted to Mr. Dupuis options to purchase 200,000 shares of our Common Stock. An option to purchase 25,000 shares was immediately exercisable, and the option to purchase the remaining 175,000 shares will vest in installments of 25,000 shares based upon whether the average closing price of our common stock over a thirty-day period exceeds certain pre-determined thresholds within certain timeframes over a minimum period of thirty-seven months, with no more than 50,000 shares vesting per year. Mr. Dupuis is eligible to participate in our incentive and benefit plans under the same terms and conditions applicable to our other executives.

On October 22, 2014, we entered into an amendment to the employment agreement with James Cashel, our General Counsel and Corporate Secretary to add potential payments upon termination or change in control.

Potential Payments Upon Termination or Change of Control

Our named executive officers have provisions in their employment agreements that provide for payments in connection with termination or a change in control.

Mr. Pedersen’s employment agreement provides that if we terminate Mr. Pedersen without cause, we will pay to Mr. Pedersen an amount equal to his annual base salary in effect at the time of termination, and continue his employee benefits until the earlier of (i) the date in which he obtains subsequent employment, or (ii) the one year anniversary of his termination date. If we terminate Mr. Pedersen within the twenty-four month period following a change in control, we (or our successor) will pay to Mr. Pedersen an amount equal to two times his annual base salary in effect at the time of termination plus an amount equal to the average of the two prior bonus payments made to Mr. Pedersen, or in the event that Mr. Pedersen has only received one bonus payment from us, he shall receive an amount equal to that bonus payment. If we terminate Mr. Pedersen for “Cause”, as such term is defined in the agreement, then we will have no other compensation obligations other than (i) amounts of compensation accrued through the date of termination and (ii) reimbursement of appropriately documented expenses incurred before the termination. In addition, upon a Change in Control all of the foregoing time frames would immediately accelerate, such that the Mr. Pedersen’s stock options would remain subject to only the pricing element for vesting purposes.

The employment agreement for Mr. Dupuis provides that if he is terminated by the Company without cause at any time after the first ninety days of employment, then he would be entitled to receive severance pay equal to six month’s base salary, exclusive of bonuses, and the continuation of employee benefits for the same period. In addition, in the event of a change in control and termination or resignation for good reason in connection therewith within 24 months of such change in control, he will be entitled to receive a cash payment equal to one years’ base salary and the average of any bonuses for the prior two years. In addition, the vesting of all stock options and restricted shares granted would accelerate upon a change in control.

The employment agreement for Mr. Cashel provided that if he was terminated by the Company, then he would be entitled to receive severance pay equal to six month’s base salary, exclusive of bonuses, and the continuation of employee benefits for the same period. In addition, in the event of a change in control and termination or resignation for good reason in connection therewith within 24 months of such change in control, he would have been entitled to receive a cash payment equal to one years’ base salary and the average of any bonuses for the prior two years. In addition, the vesting of all stock options and restricted shares granted would have accelerated upon a change in control. As of June 26, 2015, Mr. Cashel is no longer employed by the Company.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of March 31, 2015.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	555,999	$10.09	281,376
Equity Compensation Plans Not Approved by Security Holders (1, 2)	600,000	8.87	—
Total	1,155,999	$9.26	281,376

(1)

In May 2012, in connection with the hiring of Mr. Pedersen as our Chief Executive Officer, we granted to Mr. Pedersen an option to purchase 400,000 shares of our Common Stock. The option has a term of ten years and an exercise price of $8.10 per share. The foregoing grant was not made pursuant to our existing equity compensation plans and was not presented to our stockholders for approval. Additional information regarding the option is located in the section entitled “ Narrative Disclosure to Executive Compensation Tables “ above.

(2)

In August 2014, in connection with the hiring of Mr. Bradley Repp, Vice President of Product Development, we granted to Mr. Repp an option to purchase 200,000 shares of our Common Stock. The option has a term of ten years and an exercise price of $10.40 per share. An option to purchase 25,000 shares will be immediately exercisable, and the option to purchase the remaining 175,000 shares will vest in installments of 25,000 shares based upon whether the average closing price of our common stock over a thirty-day period exceeds certain pre-determined thresholds within certain timeframes. This award to Mr. Repp was made outside of our stockholder approved equity incentive plans and was approved by the Incentive and Compensation Committee of our Board of Directors as an inducement material to Mr. Repp entering into employment with us pursuant to Section 711(a) of the NYSE MKT Company Guide. Additional information regarding the option can be found in the Company’s Current Report on Form 8-K filed on August 18, 2014.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with related parties presenting potential conflict of interest situations must be pre-approved by the Audit Committee or another independent body of the Board. Our Code of Business Conduct specifically prohibits various conflict of interest situations and imposes disclosure requirements in connection with potential conflicts of interest. We require that all directors, officers and employees abide by the Code of Business Conduct, which is available on our website at www.breeze-eastern.com.

During fiscal 2015, there were no proceedings to which any of our directors, nominees for director, executive officers, affiliates, holders of more than five (5%) percent of our Common Stock, or any associate (as defined in Rule 14a-1 of the proxy rules) of the foregoing were adverse to the Company. During fiscal 2014 and fiscal 2015, and through the date hereof, none of our directors, executive officers, holders of more than five (5%) percent of our Common Stock, or any members of their immediate family had a direct or indirect material interest in any transactions or series of transactions with the Company in which the amount involved exceeded or exceeds $120,000.

PROPOSAL 3 — RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF MARCUM LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2016

The Audit Committee and the full Board believe it appropriate to submit for action by our stockholders the ratification of the Audit Committee’s appointment of Marcum LLP as our independent registered public accounting firm for fiscal 2016. The firm has served as our independent registered public accounting firm since July 3, 2007.

Before making its determination on appointment, the Audit Committee carefully considered the qualifications and competence of candidates for the independent registered public accounting firm. For Marcum LLP, this has included a review of its performance in prior years, its independence and processes for maintaining independence, the key members of the audit engagement team, the firm’s approach to resolving significant accounting and auditing matters, as well as its reputation for integrity and competence in the fields of accounting and auditing. In the opinion of the Audit Committee, the reputation, qualifications and experience of the firm make appropriate its appointment for fiscal 2016.

A representative of Marcum LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement if such representative desires to do so, and is expected to be available to respond to appropriate questions. If the appointment of Marcum LLP is not ratified by the stockholders, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain the appointment of Marcum LLP. Notwithstanding the selection and ratification, we may direct the appointment of a new independent registered public accounting firm at any time during the year if we believe that such a change would be in the best interest of the Company and its stockholders.

The following table includes fees billed for professional audit services rendered by Marcum LLP for the audit of our annual consolidated financial statements for the fiscal year ended March 31, 2015, the fiscal year ended March 31, 2014 and review of our Form 10-Qs during fiscal 2015 and fiscal 2014. The fees for various types of other services provided to us were billed as shown below.

	2014	2015
Marcum LLP
Audit Fees	$281,000	$270,000
Audit-Related Fees (1)	20,800	21,000
All Other Fees (2)	2,200	0
Tax Fees	0	0

(1)	The amounts reflected are the fees for the audit of the employee defined contribution plan.

(2)	The amounts reflected are the fees related to the preparation of the Form 5500 ($2,200 in 2014) along with permissible non-audit services consisting of due diligence and consultations.

The Audit Committee has adopted a procedure to pre-approve audit services and other services to be provided by our independent registered public accounting firm. In fiscal 2014 and fiscal 2015, all services provided by our independent registered public accounting firm were pre-approved by the Audit Committee.

Vote Required for Approval

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the Audit Committee’s selection of Marcum LLP as our independent registered accounting firm for fiscal 2016.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE PROPOSAL TO RATIFY THE SELECTION BY THE AUDIT COMMITTEE OF MARCUM LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2016.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with our management and our independent registered public accounting firm, Marcum LLP, our audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015. The Audit Committee has also discussed with Marcum LLP the matters required to be discussed pursuant to Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from Marcum LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm‘s communications with the Audit Committee concerning independence, and has discussed with Marcum LLP its independence, and has considered the compatibility of non-audit services with Marcum LLP’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, as filed with the SEC.

FREDERICK WASSERMAN, Chair

NELSON OBUS

WILLIAM J. RECKER

PROPOSALS FOR SUBMISSION AT NEXT ANNUAL MEETING

If a stockholder desires to submit a proposal to fellow stockholders at the Company’s annual meeting in 2016 and wishes to have it set forth in the corresponding proxy statement and identified in the corresponding proxy form prepared by management, in accordance with Rule 14a-8 under the Exchange Act, such stockholder must notify the Company of such proposal in a writing received at its executive offices located at 35 Melanie Lane, Whippany, New Jersey 07981, no later than April 8, 2016.

In order for stockholder proposals made outside of Rule 14a-8 for the 2016 Annual Meeting to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, the Company must receive written notice at its executive offices of a stockholder’s intention to introduce a nomination or other item of business at that meeting by June 20, 2016. If the Company does not receive this written notice by June 15, 2016, or if the Company meets certain other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to the 2016 Annual Meeting will use their discretion in voting the proxies if any such matters are raised at the 2016 Annual Meeting.

ANNUAL REPORTS

A copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2015 is being mailed to each stockholder of record together with this proxy statement. The Annual Report on Form 10-K contains detailed information concerning the Company and its operations, including financial information. A copy of this report, without exhibits, will be furnished to stockholders without charge upon request in writing to Serge Dupuis, Secretary of the Company, at Breeze-Eastern Corporation, 35 Melanie Lane, Whippany, New Jersey 07981.

If requested, we will also provide such persons with copies of any exhibit to the Annual Report on Form 10-K upon the payment of a fee limited to our reasonable expenses in furnishing such exhibits.

STOCKHOLDERS SHARING AN ADDRESS

Stockholders sharing an address with another stockholder may receive only one annual report or one set of proxy materials at that address.

Any such stockholder who wishes to receive a separate copy of the annual report or a separate set of proxy materials now or in the future may write or call the Company at (973) 602-1001 to request a separate copy of these materials from: Serge Dupuis, 35 Melanie Lane, Whippany, New Jersey 07981. We will promptly deliver a copy of the requested materials.

Similarly, stockholders sharing an address with another stockholder who have received multiple copies of the Company’s annual report or proxy materials may write to the above address to request delivery of a single copy of these materials.

OTHER MATTERS

The Board does not know of any matter to be acted upon at the Annual Meeting other than the matters described herein. If any other matter properly comes before the Annual Meeting, the holders of the proxies will vote thereon in their discretion.

BREEZE-EASTERN CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF BREEZE-EASTERN CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned revokes all previous proxies and constitutes and appoints Brad Pedersen and Serge Dupuis, and each of them, his or her true and lawful agent and proxy with full power of substitution in each, to represent and to vote on behalf of the undersigned all of the shares of common stock of Breeze-Eastern Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 35 Melanie Lane, Whippany, New Jersey 07981, at 10:00 a.m., local time, on September 16, 2015, and at any adjournment(s) or postponement(s) thereof, upon the proposals more fully described in the Notice of Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting (receipt of which is hereby acknowledged).

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3, and in the proxies’ discretion, upon other matters as may properly come before the Annual Meeting, or any adjournment(s) or postponement(s) thereof.

(continued and to be signed on reverse side)

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 16, 2015. THIS PROXY STATEMENT, THE ACCOMPANYING FORM OF PROXY CARD, AND OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2015, ARE AVAILABLE AT www.envisionreports..com/BZC.

Vote by Internet: Go to www.envisionreports..com/BZC and follow the steps outlined on the secure website.

Vote by telephone: Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone line and follow the instructions provided by the recorded message.

        Please mark your votes as in this example: ☒

				FOR	AGAINST	ABSTAIN
1.

TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO PROVIDE THE CHAIRMAN OF THE BOARD WITH THE DECIDING VOTE IN CERTAIN CIRCUMSTANCES WHERE A VOTE OF THE COMPANY’S BOARD OF DIRECTORS IS EQUALLY DIVIDED

				☐	☐	☐
The Board recommends a vote FOR Proposal 1

2.	ELECTION OF DIRECTORS
	The Board recommends a vote FOR ALL NOMINEES			FOR	WITHHOLD AUTHORITY
		01	Robert J. Kelly	☐	☐
	NOTE: IF PROPOSAL 1 IS NOT APPROVED, MR. CROSBY WILL NOT BE ELIGIBLE FOR ELECTION AND VOTES WILL BE COUNTED ONLY FOR THE SEVEN (7) REMAINING NOMINEES.	02	Nelson Obus	☐	☐
		03	William J. Recker	☐	☐
		04	Charles A. Vehlow	☐	☐
		05	William M. Shockley	☐	☐
		06	Frederick Wasserman	☐	☐
		07	Brad Pedersen	☐	☐
		08	William T. Crosby	☐	☐

				FOR	AGAINST	ABSTAIN
3.	TO RATIFY THE APPOINTMENT OF MARCUM LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2016			☐	☐	☐

The Board recommends a vote FOR Proposal 3

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

☐	I WILL ATTEND THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Signature of Stockholder	Signature of Stockholder		Dated:	, 2015
IF HELD JOINTLY

Note: This proxy must be signed exactly as the name appears hereon. When shares are held by joint tenants, both should sign. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.